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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
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                                 SCHEDULE 14D-9

                                 (RULE 14D-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER

     (PURSUANT TO SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               (AMENDMENT NO.  )
                             ENDOSONICS CORPORATION

                           (Name of Subject Company)

                            ------------------------

                             ENDOSONICS CORPORATION

                       (Name of Person Filing Statement)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

                         (Title of Class of Securities)
                                   29264K105

                     (CUSIP Number of Class of Securities)

                            ------------------------

                               REINHARD WARNKING
                      PRESIDENT & CHIEF EXECUTIVE OFFICER
                             ENDOSONICS CORPORATION
                               2870 KILGORE ROAD
                        RANCHO CORDOVA, CALIFORNIA 95670

                                 (916) 638-8008

           (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications on Behalf of Bidders)

                                WITH A COPY TO:

                              JOHN M. NEWELL, ESQ.
                                LATHAM & WATKINS
                       505 MONTGOMERY STREET, SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 391-0600

/X/ Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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Item 9            Exhibits.

Exhibit (a)(5)    Press Release dated August 7, 2000.
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